Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-3 No. 333-197842) of Physicians Realty Trust,

(2)         Registration Statement (Form S-3 No. 333-198400) of Physicians Realty Trust,

(3)         Registration Statement (Form S-8 No. 333-190085) pertaining to the registration of 600,000 common shares available under the 2013 Equity Incentive Plan of Physicians Realty Trust,

(4)         Registration Statement (Form S-8 No. 333-198715) pertaining to the registration of 1,850,000 common shares available under the 2013 Equity Incentive Plan of Physicians Realty Trust;

of our report dated March 12, 2015, with respect to the consolidated financial statements and schedule of Physicians Realty Trust included in this Annual Report (Form 10-K) of Physicians Realty Trust for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

March 12, 2015